UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

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REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place

Suite 300

Mill Valley, California 94941

(Address of principal executive offices and Zip Code)

(415) 389-7373

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 28, 2016, Redwood Trust, Inc. (“Redwood”) announced that Christopher J. Abate, Redwood’s Chief Financial Officer, would be promoted to President effective as of July 1, 2016. Redwood also announced that Mr. Abate would continue to serve as Chief Financial Officer until the conclusion of a search for a new Chief Financial Officer.

On June 8, 2016, the Compensation Committee of the Board of Directors of Redwood Trust, Inc. approved modified compensation terms for Mr. Abate in connection with the consideration by the Board of Directors of the matters described in the preceding paragraph. The modified compensation terms, which were approved in the course of the Compensation Committee meeting on June 8, 2016, are as follows: (i) effective for the period of July 1, 2016 through December 31, 2016, Mr. Abate’s annual base salary for 2016 has been increased from $475,000 to $550,000; (ii) effective for the period of January 1, 2016 through December 31, 2016, Mr. Abate’s 2016 target annual bonus was increased from 140% to 150% of his base salary for that period (subject to the attainment of company financial performance and personal performance metrics); and (iii) an award of deferred stock units (made pursuant to the Redwood Trust, Inc. Incentive Plan) was granted on June 8, 2016 to Mr. Abate with a grant date fair value of $300,000, which award will vest over a four-year period on a pro rata basis. Mr. Abate will continue to be eligible to receive a 2016 year-end long-term equity-based award at the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 9, 2016	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: General Counsel, Executive Vice President and Secretary